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Exhibit 99.2

                      INTEGRATED HEALTHCARE HOLDINGS A STEP
                    CLOSER TO RESOLVING CORE FINANCING ISSUES

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION CONTACT:
                                      EDWARD GYIMAH   (714) 953-9503

January 20, 2010: Integrated Healthcare Holdings, Inc. (IHHI), which owns and operates four acute care hospitals and ancillary health businesses in Orange County, California, announced today that the court-appointed receiver overseeing its principal lender, Medical Capital Corporation and its affiliates (MCC), has signed an agreement with KPC Resolution Company, LLC ("KPC"), an affiliate of IHHI's largest shareholder, Dr. Kali Chaudhuri, to sell all of MCC's outstanding loans to KPC. Other potential buyers of the MCC debt will now have a chance to submit competitive bids exceeding the value of the receiver's contract with Dr. Chaudhuri through a process referred to as "overbidding". IHHI anticipates that the receiver will entertain qualified overbids for roughly three months and any final sale transaction must still be approved by U.S. District Court Judge David Carter. Since MCC stopped advancing funds under its revolving credit arrangement with IHHI almost seven months ago, IHHI has relied solely on internally-generated earnings and collections from operations to fund the cash needs of its four central Orange County hospitals.

Early last year IHHI retained CB Capital Partners of Newport Beach, California as its financial advisor to help the company refinance its debt. Outside lenders were performing due diligence reviews of the company when the U.S. Securities and Exchange Commission (SEC) charged MCC and members of its management for securities fraud this past July. The SEC charges led to Judge Carter's appointment of a receiver over MCC's assets, including all of MCC's loans to IHHI. According to Kenneth Westbrook, IHHI's President and Chief Executive Officer, these lenders continue to express strong interest in working with the company, especially in light of IHHI's improved financial performance.

Mr. Westbrook added, "We have accomplished a great deal in the past year by turning the hospitals around financially and enhancing our service to the community, especially in view of the severe problems the company has endured with its principal lender. It is very satisfying to finally see some light at the end of the tunnel."

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in this release. Statements in this press release which are not historical in nature are forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Actual results may differ materially from those anticipated, estimated or projected in the forward-looking statements due to risks and uncertainties, including those described in our Annual Report on Form 10-K under the caption "Risk Factors" and also the contingencies described above in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. IHHI assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.